Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

US GOLD CORPORATION

Pursuant to § 7-110-107 and Part 3 of Article 90 of Title 7, Colorado Revised Statutes, US Gold Corporation (the “Corporation”) hereby adopts the following Second Amended and Restated Articles of Incorporation and certifies that the board of directors of the Corporation duly approved the following Second Amended and Restated Articles of Incorporation and recommended them for approval by the shareholders of the Corporation on September 22, 2011 and the shareholders of the Corporation duly approved said Second Amended and Restated Articles of Incorporation on January 19, 2012.  These Second Amended and Restated Articles of Incorporation amend and restate the Amended and Restated Articles of Incorporation of the Corporation to read in their entirety as follows:

ARTICLE I

NAME

The name of the corporation is US GOLD CORPORATION (hereinafter referred to as the “Corporation”).

ARTICLE II

PERIOD OF DURATION

The Corporation shall exist in perpetuity, from and after the date of filing these Second Amended and Restated Articles of Incorporation with the Secretary of State of Colorado unless dissolved according to law.

ARTICLE III

OBJECTS AND PURPOSES

The objects and purposes for which the Corporation is organized and the nature of the business to be carried on by it are any lawful business or activity and to have and exercise all of the powers and rights conferred by the Colorado Business Corporation Act (“Act”).

ARTICLE IV

CAPITAL

A.  Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 500,000,002 shares, of which (i) 500,000,000 shares, no par value, shall be Common Stock and (ii) two shares, no par value, shall be Preferred Stock. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance.

B. Common Stock.

(1)  Dividends.  Dividends in cash, property, or shares of the Corporation may be paid upon the Common Stock, as and when declared by the board of directors, out of funds of the Corporation to the extent and in the manner permitted by law.

(2)  Distribution in Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the Corporation shall be distributed, either in cash or in kind, pro rata to the holders of Common Stock. The board of directors may, from time to time, distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, in the manner permitted and upon compliance with limitations imposed by law.

(3)  Voting Rights; Cumulative Voting.  Each outstanding share of Common stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting shall not be allowed in the election of directors of the Corporation.

C.  Series A Special Voting Preferred Stock.

(1)  Designation and Amount.  One share of Preferred Stock is hereby constituted as a series of Preferred Stock of the Corporation which shall be designated as the “Series A Special Voting Preferred Stock” (the “Special A Voting Share”), the preferences and relative, optional and other special rights of which and the qualifications, limitations or restrictions of which shall be as set forth herein.

(2)  Dividends.  The holder of the Special A Voting Share shall not be entitled to receive any portion of any dividend or distribution at any time.

(3)  Voting Rights.  The holder of the Special A Voting Share shall have the following voting rights:

(i) The Special A Voting Share shall entitle the holder thereof to an aggregate number of votes equal to the number of exchangeable shares (“Exchangeable A Shares”) of US Gold Canadian Acquisition Corporation, a corporation existing under and governed by the Business Corporations Act of Alberta, Canada (“Canadian A Exchange Co.”), issued and outstanding from time to time and which are not owned by the Corporation or any company more than 50% of the outstanding stock of which is owned, directly or indirectly, by the Corporation, by one or more other subsidiaries of the Corporation, or by the Corporation and one or more other subsidiaries of the Corporation (such company, a “Subsidiary”).

(ii) Except as otherwise provided herein or by law, the holder of the Special A Voting Share, the holder of the Special B Voting Share (as defined below) and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(iii) Except as set forth herein, the holder of the Special A Voting Share shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with the holders of shares of Common Stock and the holder of the Special B Voting Share as set forth herein) for taking any corporate action.

(4)  Additional Provisions.

(i) The holder of the Special A Voting Share is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

(ii) At such time as (A) the Special A Voting Share entitles its holder to a number of votes equal to zero because there are no Exchangeable A Shares of Canadian A Exchange Co. issued and outstanding that are not owned by the Corporation or any Subsidiary, and (B) there is no share of stock, debt, option or other agreement, obligation or commitment of Canadian A Exchange Co. which could by its terms require Canadian A Exchange Co. to issue any Exchangeable A Shares to any person other than the Corporation or any of its Subsidiaries, then the Special A Voting Share shall thereupon be retired and cancelled promptly thereafter. Such Special A Voting Share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

(5)  Reacquired share.  If the Special A Voting Share should be purchased or otherwise acquired by the Corporation in any manner whatsoever, then the Special A Voting Share shall be retired and cancelled promptly after the acquisition thereof. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

(6)  Redemption.  The Special A Voting Share is not redeemable.

(7)  Dissolution, Liquidation or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation, the holder of the Special A Voting Share shall not be entitled to any portion of any related distribution.

D. Series B Special Voting Preferred Stock.

(1)  Designation and Amount.  One share of Preferred Stock is hereby constituted as a series of Preferred Stock of the Corporation which shall be designated as the “Series B Special Voting Preferred Stock” (the “Special B Voting Share”), the preferences and relative, optional and other special rights of which and the qualifications, limitations or restrictions of which shall be as set forth herein.

(2)  Dividends.  The holder of the Special B Voting Share shall not be entitled to receive any portion of any dividend or distribution at any time.

(3)  Voting Rights.  The holder of the Special B Voting Share shall have the following voting rights:

(i) The Special B Voting Share shall entitle the holder thereof to an aggregate number of votes equal to the number of exchangeable shares (“Exchangeable B Shares”) of McEwen Mining — Minera Andes Acquisition Corp., a corporation existing under and governed by the Business Corporations Act of Alberta, Canada (“Canadian B Exchange Co.”), issued and outstanding from time to time and which are not owned by the Corporation or any Subsidiary.

(ii) Except as otherwise provided herein or by law, the holder of the Special B Voting Share, the holder of the Special A Voting Share and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(iii) Except as set forth herein, the holder of the Special B Voting Share shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with the holders of shares of Common Stock and the holder of the Special A Voting Share as set forth herein) for taking any corporate action.

(4)  Additional Provisions.

(i) The holder of the Special B Voting Share is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

(ii) At such time as (A) the Special B Voting Share entitles its holder to a number of votes equal to zero because there are no Exchangeable B Shares of Canadian B Exchange Co. issued and outstanding that are not owned by the Corporation or any Subsidiary, and (B) there is no share of stock, debt, option or other agreement, obligation or commitment of Canadian B Exchange Co. which could by its terms require Canadian B Exchange Co. to issue any Exchangeable B Shares to any person other than the Corporation or any of its Subsidiaries, then the Special B Voting Share shall thereupon be retired and cancelled promptly thereafter. Such Special B Voting Share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

(5)  Reacquired share.  If the Special B Voting Share should be purchased or otherwise acquired by the Corporation in any manner whatsoever, then the Special B Voting Share shall be retired and cancelled promptly after the acquisition thereof. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

(6)  Redemption.  The Special B Voting Share is not redeemable.

(7)  Dissolution, Liquidation or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation, the holder of the Special B Voting Share shall not be entitled to any portion of any related distribution.

E.  Denial of Preemptive Rights. No holder of any shares of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the Corporation.

ARTICLE V

RIGHT OF DIRECTORS TO

CONTRACT WITH CORPORATION

No contract or other transaction between the Corporation and one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction or solely because their votes are counted for such purpose if:

(a) The fact of such relationship or interest is disclosed or known to the board of directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or

(b) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

(c) The contract or transaction is fair and reasonable to the Corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.

ARTICLE VI

INDEMNIFICATION OF OFFICERS

DIRECTORS AND OTHERS

The Corporation may indemnify each director, officer and any employee or agent of the Corporation, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the Corporation to the full extent permitted by the Act as now existing or as hereafter amended.

ARTICLE VII

SHAREHOLDER VOTING

One-third of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

ARTICLE VIII

LIMITATION ON LIABILITY

OF DIRECTORS

To the fullest extent permitted by the Act, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE IX

VOTING REQUIREMENTS

When, with respect to any action to be taken by the shareholders of the Corporation, the Act requires the vote or concurrence of a greater number of shares, or of any class or series entitled to vote thereon for an “existing corporation” (as defined in the Act) than would otherwise be required, any and all such action shall be taken as required by the Act, as the same may be amended from time to time, as if the Corporation were organized on or after July 1, 1994. This provision is intended to eliminate the two-thirds voting requirement imposed by Section 7-117-101 of the Act on corporations organized before June 30, 1994.

*  *  *  *  *

IN WITNESS WHEREOF, the Corporation has caused these Second Amended and Restated Articles of Incorporation to be signed by its Corporate Secretary this 20th day of January, 2012.

By:	/s/ Nils Engelstad
Name:	Nils Engelstad
Title:	Corporate Secretary